As filed with the Securities and Exchange Commission on May 28, 2002
                           Registration No. 333-
===============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                               -------------

                                  FORM S-3

                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                               -------------

                              RCN CORPORATION
           (Exact name of Registrant as specified in its charter)

           Delaware                                      22-3498533
  (State or jurisdiction of                           (I.R.S. Employer
incorporation or organization)                       Identification No.)

                            105 Carnegie Center
                          Princeton, NJ 08540-6215
                               (609) 734-3700
  (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                            John J. Jones, Esq.
                              RCN Corporation
                            105 Carnegie Center
                          Princeton, NJ 08540-6215
                               (609) 734-3700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               -------------
                                  Copy to:

                           Howard L. Ellin, Esq.
                 Skadden, Arps, Slate, Meagher & Flom LLP
                             Four Times Square
                            New York, NY 10036
                              (212) 735-3000
                               -------------
      Approximate date of commencement of proposed sale to the public:
  From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                                                   CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                                                   Proposed
      Title of Each Class of                             Proposed Maximum           Maximum              Amount of
         Securities to be              Amount to be     Offering Price Per         Aggregate            Registration
            Registered                  Registered           Share (1)         Offering Price(1)            Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock                             7,500,000             $1.74              $13,050,000             $1200.60
--------------------------------------------------------------------------------------------------------------------


(1) This estimate is made pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for purposes of determining the registration fee. The above calculation is based on the average of the high and low prices of the Registrant's Common Stock on May 20, 2002.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================



                                  [FLAG}
         The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                 PROSPECTUS

                 Subject to Completion, Dated May 28, 2002

                              RCN Corporation

                      7,500,000 Shares of Common Stock

                               -------------

         This prospectus relates to 7,500,000 shares of common stock, par value $1.00 per share, of RCN Corporation, a Delaware corporation. The shares may be offered and sold from time to time by a certain selling stockholder of RCN, identified in this prospectus under the heading "Selling Stockholder."

         The shares of our common stock are being registered to permit the resale, on behalf of the selling stockholder, of shares of our common stock from time to time in the public market. These shares may be sold by means described in this prospectus under "Plan of Distribution." We cannot assure you that all or any portion of the shares of our common stock offered under this prospectus will be resold.

                               -------------

         Our common stock trades on the Nasdaq National Market under the symbol "RCNC". The last reported sale price per share of our common stock on May 24, 2002 was $1.85.
                               -------------

         Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 4.
                               -------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is May 28, 2002


         You should rely only on the information contained in or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of the accompanying prospectus supplement.


                             TABLE OF CONTENTS

                                                                          Page

SUMMARY  ..................................................................2
ABOUT THIS PROSPECTUS......................................................2
RISK FACTORS...............................................................4
WHERE YOU CAN FIND MORE INFORMATION.......................................13
SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS................................13
USE OF PROCEEDS...........................................................14
DIVIDENDS.................................................................14
DESCRIPTION OF CAPITAL STOCK..............................................15
SELLING STOCKHOLDER.......................................................21
PLAN OF DISTRIBUTION......................................................21
LEGAL MATTERS.............................................................22
EXPERTS  .................................................................22



                                  SUMMARY

         This summary may not contain all the information that may be important to you. You should rely on the information contained in or incorporated by reference in this prospectus and any accompanying prospectus supplement before making an investment decision.

         Our primary business is delivering bundled communications services to residential customers over our broadband network, which is predominantly owned by us, including through joint ventures and majority owned subsidiaries, to 7 of the 10 most densely populated areas of the country. We are currently operating in Boston, including 18 surrounding communities, New York City, Philadelphia suburbs, Washington D.C., and certain suburbs, Chicago, San Francisco, and certain suburbs and certain communities in Los Angeles. We also serve the Lehigh Valley in Pennsylvania, and we are the incumbent franchised cable operator in many communities in central New Jersey. We believe we are the first company in many of our markets to offer one-stop shopping for Phone, Cable TV and High-Speed cable modem Internet services to residential customers.

         ResiLink[SM] is the brand name of our family of bundled service offerings to residential customers of Phone, Cable TV and high-speed Internet for a flat monthly price. These packages have different combinations of our core services and include various phone features and premium channels. The bundles are designed to appeal to customers seeking simplification and value. In addition to ResiLink, we sell Phone, Cable TV, High-Speed cable modem and dial-up Internet to residential customers on an a-la-carte basis, and we provide communication services to commercial customers. We are working to leverage the excess capacity of our broadband network to allow us to expand our offering of new services such as what we are doing with Video-on-Demand. Our services are typically delivered over our own high-speed, high-capacity, fiber-optic broadband network. We are building our broadband network in the most densely populated areas of the nation consisting of only 6% of the nations geography, which we believe includes 44% of the residential telecommunications market. We generally build our broadband network in markets where we can reach an average of 150 homes per mile of network plant. The broadband network is a fiber-optic platform that typically employs diverse backbone architecture and localized fiber-optic nodes. This architecture allows us to bring our state-of-the-art fiber optics within approximately 900 feet of our customers, with fewer electronics and lower maintenance costs than existing competitors' local networks. We have generally designed our broadband network in certain markets to have sufficient capacity so that we believe we have the capability of adding new communications services more efficiently and effectively than the incumbents or other competitors.

         Our principal executive offices are located at 105 Carnegie Center, Princeton, New Jersey, 08540, and our telephone number is (609) 734-3700. We maintain a website at www.rcn.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.


                           ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we are filing with the SEC utilizing a "shelf" registration process. Under this shelf process, the selling stockholder may sell shares of our common stock described in this prospectus in one or more offerings. This prospectus provides you with a general description of the shares of common stock the selling stockholder may offer. All references to "we," "us," "our," or "RCN" in this prospectus are to RCN Corporation. All references to the "selling stockholder" are to NSTAR Communications Securities Corporation including its transferees, donees, pledgees or successors. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."


                                RISK FACTORS

         You should carefully consider each of the following risks and all of the other information set forth in this prospectus before deciding to invest in our securities. Some of the following risks relate principally to our business in general and the industry in which we operate. Other risks relate principally to the securities markets and ownership of our securities. The risks and uncertainties described below are not the only ones facing RCN. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected.

During Our Limited Operating History, We Have Incurred Negative Cash Flow and Operating Losses.

         In connection with the operation of our business, including the build-out of our network, we have incurred significant operating and net losses and negative cash flows. We expect to continue to experience losses through 2003, and may not be able to achieve or sustain operating profitability in the future. Whether we continue to have negative cash flow in the future will be affected by a variety of factors including:

          o  our pace of entry into new markets;
          o the time and expense required for constructing our broadband network as we planned;
          o  our success in marketing services;
          o  the intensity of competition; and
          o the availability of additional capital to pursue our business plans.

         We had operating losses after depreciation and amortization and nonrecurring charges of $1.1 billion, $658.8 million and $278.0 million for the years ended December 31, 2001, 2000, and 1999. We cannot assure you that we will achieve or sustain profitability or positive cash flows from operating activities in the future. Continued operating losses could limit our ability to obtain the cash needed to execute our business plan, make interest and principal payments on our debt, comply with financial covenants under our credit agreement or fund other business needs.

Our Substantial Indebtedness Limits Our Business Flexibility.

         We have indebtedness that is substantial in relation to our stockholders' equity and cash flow. Part of this indebtedness arises from the $750 million senior secured Credit Facility, as amended on March 25, 2002, that we have with JPMorgan Chase Bank and other lenders. The Credit Facility is comprised of a $187.5 million seven-year revolving Credit Facility, a $187.5 million seven-year multi-draw term loan facility and a $375 million eight-year term loan facility. All three facilities are governed by a single credit agreement dated as of June 3, 1999, as amended.

         As of December 31, 2001, we had an aggregate of approximately $1.9 billion of indebtedness outstanding, including indebtedness arising under the JPMorgan Chase Bank Credit Facility. As a result of our substantial indebtedness, fixed charges are expected to exceed earnings for the foreseeable future, and our operating cash flow may not be sufficient to pay principal and interest on our various debt securities. The extent of our leverage may also have the following consequences:

          o limit our ability to obtain necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;
          o require that a substantial portion of our cash flows from operations be dedicated to paying principal and interest on our indebtedness and therefore not be available for other purposes;
          o limit our flexibility in planning for, or reacting to, changes in our business;
          o  limit our ability to pay dividends;
          o place us at a competitive disadvantage as compared with our competitors who do not have as much debt; and
          o render us more vulnerable in the event of a downturn in our business or industry or the economy generally.

         Our outstanding debt securities and our credit agreement with JPMorgan Chase Bank and other lenders contain customary covenants limiting our flexibility, including covenants limiting our ability to incur additional debt, make liens, make investments, consolidate, merge or acquire other businesses, sell assets, pay dividends and other distributions, make capital expenditures and enter into transactions with affiliates and requiring that we meet certain financial ratios and tests.

We Are Limited In Our Ability To Borrow Under Our Existing Credit Facility And May Have Limited Access To Other Sources Of Capital.

         On March 25, 2002, we entered into an amendment to our credit agreement governing our Credit Facility with JPMorgan Chase Bank and other lenders. This amendment, among other things, amends certain financial covenants and certain other negative covenants to reflect our current business plan. In connection with the amendment, we have agreed to permanently reduce the amount available under our revolving loan from $250 million to $187.5 million and that we will not draw down additional amounts under the revolving loan until the later of the date on which we deliver to the lenders financial statements for the period ending March 31, 2004 and the date on which we deliver to the lenders a certificate with calculations demonstrating that our EBITDA was at least $60 million in the aggregate for the two most recent consecutive fiscal quarters. Together, these provisions place substantial limitations on our ability to borrow money under the revolving loan, and there can be no assurance that it will be able to satisfy these conditions or be able to draw under the revolving loan. In addition, we do not have additional term loan borrowings available under our credit facility.

         We may experience difficulty raising capital from other sources in the future, as both the equity and debt capital markets have recently experienced periods of significant volatility, particularly for securities issued by telecommunications and technology companies. The ability of telecommunications companies to access those markets as well as their ability to obtain financing provided by bank lenders and equipment suppliers has become more restricted and financing costs have increased. During some recent periods, the capital markets have been largely unavailable to new issues of securities by telecommunications companies. Our public equity and debt securities are trading at or near all time lows, which together with our substantial leverage, means we may have limited access to certain of our historic sources of capital.


As A Result Of Limitations On Our Ability To Raise Capital, We Will Likely Decrease The Amount We Are Spending On Capital Expenditures, Which Could Result In Our Failure To Meet Build-out And Construction Obligations Under Some Of Our Franchise Agreements And Limit Our Ability To Increase Our Subscriber Numbers In The Short Term And Adversely Affect Our Revenues.

         In light of current economic conditions in the communications industry and limitations on our ability to access new sources of capital, it is likely that we will decrease the amount we are spending on capital expenditures. We decreased capital expenditures from $1.3 billion in 2000 to $514 million in 2001 and expects it to fall to approximately $200 to $250 million in 2002. As a result, it is probable that we will not be able to meet all of the construction and system build-out requirements contained in some of the cable franchises arrangements it has entered into with certain local governments. In such cases, we are attempting to negotiate with franchising authorities to extend or modify the terms of the applicable franchise to avoid any breaches and related penalties, terminate the applicable franchise without penalty or prejudice to entering a new franchise in the future or to postpone indefinitely any build-out obligations under the franchise. We can make no assurances that we will be able to reach a satisfactory resolution of these issues, or that the municipalities involved will not seek to invoke the liquidated damages and other penalties to which they may claim to be entitled pursuant to the franchise agreements. Several jurisdictions have threatened to seek damages or other remedies for our current or expected future non-compliance with construction and system build-out requirements. The Town of Northbrook, Illinois, has brought legal action against us for breach of our franchise agreement commitments, and the Town of Newtown Township, Pennsylvania has also threatened to assess penalties against us. We can make no assurances that we will be successful in defending such actions. If we do not prevail in our defense of these actions, we could be subject to significant damages. If all of the franchising authorities with which we have franchise arrangements were to make similar challenges and prevail in such efforts, we could be subject to aggregate penalties, which could have a material adverse effect on our operations. In addition, our failure to meet construction and build-out obligations under our franchise arrangements could limit our ability to increase our subscriber numbers in the short-term and lead to a decrease in the rate of our revenue growth in the future.


If We Are Unable To Comply With The Restrictions And Covenants In Our Credit Agreement, There Would Be A Default Under The Terms Of The Credit Agreement, Which Could Result In An Acceleration Of Payment Of Funds That We Have Borrowed.

         Our credit agreement with JPMorgan Chase Bank requires us, and certain subsidiaries, to maintain specified financial ratios and satisfy financial tests. Our ability to meet these financial ratios and tests may be affected by events beyond our control. As a result, we can make no assurances that we will be able to meet such tests. In the event that we unable to satisfy or comply with any of the financial tests or other covenants of our credit agreement and we are unable to obtain modifications or a waiver with respect thereto, the lenders under the credit agreement would be entitled to declare the outstanding borrowings thereunder immediately due and payable and exercise all or any of their other rights and remedies. We can make no assurances regarding our ability to obtain any such modification or waiver or the additional costs in the form of fees or interest expense for any such modification or waiver. In addition, any acceleration of amounts due under the credit agreement would, due to cross default provisions in the indentures governing our Senior Notes, entitle holders of Senior Notes to declare the Senior Notes and any accrued and unpaid interest thereon immediately due and payable. Any such acceleration or other exercise of rights and remedies by lenders under the Credit Facility and/or holders of Senior Notes would likely have a material adverse effect. We do not have sufficient cash resources to repay our outstanding indebtedness if it is declared immediately due and payable.


If We Fail To Maintain Our Listing On The Nasdaq National Market, We Could Be Delisted And There May Not Be A Liquid Market For Our Common Stock.

         On February 20, 2002, the Nasdaq National Market notified us, among other things, that our average closing price over the previous 30 trading days was than less than $3. Under the Nasdaq National Market's rules, the Nasdaq has granted us through May 21, 2002 to bring the bid price for our shares to $3 or more for a consecutive 10-day trading period and otherwise comply with the Nasdaq National Market's rules. RCN can also qualify for listing if it meets a $1 bid price and certain other criteria. We are in discussions with the Nasdaq regarding whether it would qualify under such criteria. In the event that we fail to maintain our Nasdaq National Market listing, we may try to have our shares quoted on The Nasdaq SmallCap Market. However, there can be no assurance that a liquid market will develop for our common stock if this happens.


We May Encounter Difficulties In Competing In The Highly Competitive Telecommunications Industry.

         In each of the markets where we offer our services, we face significant competition from larger, better-financed telephone carriers, cable companies and Internet service providers. Virtually all markets for voice, video and data services are extremely competitive, and we expect that competition will intensify in the future. Our principal competitors include:

         o traditional telephone companies, including Verizon, AT&T, Sprint, and WorldCom, some of which are constructing extensive broadband networks and expanding into data services;
         o cable tv service operators such as AOL Time Warner, some of which offer telephone and data services through cable networks using fiber-optic networks and high-speed modems;
         o established online services, such as AOL Time Warner's America Online and Internet services of other telecommunications companies; ILEC's, for the provision of local telephone services, such as Verizon and SBC in the Northeast Corridor and Pacific Bell in California;
         o commercial mobile radio service providers, including cellular carriers, personal communications services carriers and enhanced specialized mobile radio services providers;
         o alliances and combinations of telephone companies, cable service providers and Internet companies; and
         o developing technologies such as Internet-based telephony and satellite communications services.

         It may be difficult to gain customers from the incumbent providers which have historically dominated their markets. To compete against these established companies, we expect to have to offer both competitive products and superior service to our customers, and we may not be able to do so on profitable terms.

         Other new technologies may become competitive with services that we offer. Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. New products and technologies may reduce the prices for services or they may be superior to, and render obsolete, the products and services we offer and the technologies we use. If we do not replace or upgrade technology and equipment that becomes obsolete, we will be unable to compete effectively because we will not be able to meet the needs or expectations of our customers. It may be very expensive to upgrade products and technology in order to continue to compete effectively. As a result, the most significant competitors in the future may be new entrants to the market, which would not be burdened by an installed base of older equipment. We may not be able to successfully anticipate and respond to various competitive factors affecting the industry, including regulatory changes that may affect our competitors and us differently, new technologies and services that may be introduced, changes in consumer preferences, demographic trends and discount pricing strategies by competitors.

         Increased competition could lead to price reductions, fewer large-volume sales, under-utilization of resources, reduced operating margins and loss of market share. Many of our competitors have, and some potential competitors are likely to enjoy, substantial competitive advantages, including the following:

          o  greater name recognition;
          o  greater financial, technical, marketing and other resources;
          o  a larger installed base of customers;
          o well-established relationships with current and potential customers;
          o  a greater international presence; and
          o  a greater local presence.

         In addition, a continuing trend toward business combinations and alliances in the telecommunications industry may also create significant new competitors. We cannot predict the extent to which competition from such developing and future technologies or from such future competitors will impact our operations.


Our Business Plan Depends Upon Continued Application Of Regulations That Have Been Challenged In The Past.

         Our ability to provide telephone and video programming transmission services was made possible by important changes in government regulations which have been subsequently challenged and may be subject to change in the future. These regulations often have a direct or indirect impact on the costs of operating our networks, and therefore the profitability of our services. In addition, we will continue to be subject to other regulations at the federal, state and local levels, all of which may change in the future. The costs of complying with these regulations, delays or failures to receive required regulatory authorizations, changes in existing regulations or the enactment of new, adverse regulatory requirements may have a material adverse effect upon our ability to obtain or retain authorizations and on our business. We cannot assure you that we will be able to obtain all of the authorizations we need to construct broadband network facilities or to retain the authorizations we have already acquired. In addition, we cannot predict whether any additional regulations will be adopted that will result in reductions in the revenues we receive.


Our Business Is Dependent Upon Acceptance Of Fiber Optic Technology As The Platform Of Choice.

         The telecommunications industry has been and will continue to be subject to rapid and significant changes in technology. The effect of technological changes on our business cannot be predicted, and we cannot assure you that the fiber optic technology that we use will not be supplanted by new or different technologies.


We Are Dependent On Our Strategic Relationships And Joint Ventures.

         We have entered into certain strategic alliances and relationships, which allowed us to enter into the market for telecommunications services earlier than if we had made the attempt independently. As our network is further developed, we will be dependent on some of these arrangements to provide a full range of telecommunications service offerings. Our key strategic relationships include:

          o our joint venture with NSTAR Communications under which we have access to its extensive fiber optic network in the greater Boston area;
          o our joint venture with Pepco Communications to develop and operate an advanced fiber optic network in the Washington, D.C. market;

         Our joint venture agreements with NSTAR Communications and Pepco Communications contain provisions for the management, governance and ownership of the RCN-Becocom and Starpower joint ventures, respectively. Certain matters require the approval of our joint venture partner. In addition, although certain covenants contained in our indentures apply to the joint venture companies that we have formed with our joint venture partners, neither the joint venture companies nor our joint venture partners are parties to these indentures and are not bound to comply with the indentures. A disagreement with our joint venture partners over certain business actions, including actions related to compliance with these indentures, could impede our ability to conduct our business. It may also trigger deadlock provisions in the joint venture agreements, which could force us to sell our interest in the relevant joint venture or buy out the interest of the other joint venturer.

         In addition, any disruption of our relationships or arrangements with incumbent local phone companies, such as Verizon, could have a material adverse effect on our company. We cannot assure you that we will successfully negotiate agreements with the incumbent local phone company in new markets or renew existing agreements. Our failure to negotiate or renew required interconnection and resale agreements could have a material adverse effect on our business.


We May Not Be Able To Procure Programming Services From The Third Parties We Depend On.

         Our video programming services are dependent upon our management's ability to procure programming that is attractive to our customers at reasonable commercial rates. We are dependent upon third parties for the development and delivery of programming services. These programming suppliers charge us for the right to distribute the channels to our customers. The costs to us for programming services are determined through negotiations with these programming suppliers. Management believes that the availability of sufficient programming on a timely basis will be important to our future success. We cannot assure you that we will have access to programming services or that management can secure rights to such programming on commercially acceptable terms.


Our Management May Have Conflicts Of Interest With Other Companies.

         Based upon a review of documents filed with the SEC, we believe that Level 3 beneficially owned approximately 26.09% of our common stock and Vulcan Ventures Incorporated beneficially owned approximately 25.42% of our common stock, in each case as of February 28, 2002. This may tend to deter non-negotiated tender offers or other efforts to obtain control of our company and thereby deprive stockholders of opportunities to sell shares at prices higher than the prevailing market price. Moreover, a disposition by either Level 3 or Vulcan Ventures of a significant portion of our common stock, or the perception that such a disposition may occur, could affect the trading price of our common stock and the control of our company. Level 3 beneficially owns our common stock by virtue of its indirect ownership of 100% of the capital stock of Level 3 Telecom Holdings, Inc. ("LTH"). As of March 20, 2002, Level 3 Delaware Holdings, Inc. ("LDH") owned 26,640,970 shares of RCN common stock. LDH is a wholly-owned subsidiary of LTH. David C. McCourt previously owned 10% of the common stock of LTH. In February 2002, Mr. McCourt sold these shares of LTH common stock to a subsidiary of Level 3. Walter Scott, Jr., Richard R. Jaros, David C. McCourt, James Q. Crowe and Michael B. Yanney are executive officers or directors of RCN and Level 3. Messrs. McCourt, Scott and Crowe also serve on our board's executive committee, and Mr. Yanney serves on our compensation committee.

         As a result of the September 30, 1997 spin-off of our shares to holders of common equity of Commonwealth Telephone Enterprises, Inc. ("CTE"), relationships exist that may lead to conflicts of interest. In addition, the majority of our named executive officers are also directors and/or executive officers of CTE. Our success may be affected by the degree to which our officers and directors are involved in our business and the abilities of officers, directors and employees to manage both our Company and CTE. We will deal with potential conflicts of interest on a case-by-case basis taking into consideration relevant factors including the requirements of The Nasdaq National Market and prevailing corporate practices.

         In February 1999, we announced that we have entered into joint construction agreements with Level 3. We also previously announced that we entered into an agreement with Level 3 to provide us with cross-country capacity to allow our customers to connect to major Internet connection points in the United States. Although these arrangements are designed to reflect similar arrangements entered into by parties negotiating at arm's length, we cannot assure you that we would not be able to obtain better terms from an unrelated third party.

         As of March 20, 2002 as Vulcan Ventures owns of record 3,407,100 shares of our common stock and is deemed beneficially to own 33,643,309 shares of our common stock by virtue of its ownership of record of 1,874,645 shares of our preferred stock which is convertible into an aggregate of 30,236,209 shares of our common stock. Paul G. Allen is the sole stockholder of the common stock of Vulcan Ventures and may be deemed to be the beneficial owner of our shares of common stock that are beneficially owned by Vulcan Ventures. Vulcan Ventures has designated William D. Savoy and Edward S. Harris to serve as directors on our board of directors, and Mr. Savoy has been appointed to serve on our executive committee.


Some Provisions Of The Agreements Governing Our Indebtedness And Certain Provisions Of Our Certificate Of Incorporation Could Delay Or Prevent Transactions Involving A Change Of Control.

         Provisions of the agreements governing our outstanding indebtedness, which either require such indebtedness to be repaid or give the holder the option to require repayment, could have the effect of delaying or preventing transactions involving a change of control of RCN, including transactions in which stockholders might otherwise receive a substantial premium for their shares over then current market prices, and may limit the ability of our stockholders to approve transactions that they may deem to be in their best interest.

         Our certificate of incorporation contains provisions which may have the effect, alone or in combination with each other or with the existence of authorized but unissued common stock and preferred stock, of preventing or making more difficult a hostile takeover and making it more difficult to remove our incumbent board of directors and our officers, including:

          o provisions eliminating the ability of stockholders to take action by written consent;
          o provisions limiting the ability of stockholders to call special meetings; and
          o provisions creating a classified board and prohibiting cumulative voting.

         We have adopted a stockholder rights plan and declared a dividend distribution of one right for each outstanding share of Class A common stock and one right for each outstanding share of Class B common stock to stockholders of record as of December 17, 2001. Each right entitles the holder to purchase one unit consisting of one one-thousandth of a share of our Series C Junior Participating Preferred Stock for $30 per unit. Under certain circumstances, if a person or group acquires 15% or more of our outstanding common stock, holders of the rights (other than the person or group triggering their exercise) will be able to purchase, in exchange for the $30 exercise price, shares of our common stock or of any company into which we are merged having a value of $60. The rights expire on December 5, 2011 unless extended by our board of directors. Because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our board of directors, our rights plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our board of directors regarding such acquisition.

         Further, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, even if such combination is favored by a majority of stockholders, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control or management.


There Are Limitations On Our Ability To Utilize Tax Loss Carryforwards.

         We have generated, and may continue to generate, certain net operating losses (commonly referred to as "NOLs" for federal income tax purposes) that generally may be carried forward to offset taxable income realized in future years. However, if an ownership change (as defined in Section 382 of the Internal Revenue Code of 1986, as amended) occurs with respect to our equity interests, our ability to utilize NOLs generated before the date of the ownership change (and certain built-in losses (if any) that exist as of the date of the ownership change) generally would be limited to specific annual amounts. Generally an ownership change occurs if certain persons or groups increase their aggregate ownership of a corporation's equity interests by more than 50 percentage points in any three-year period. We believe that we did undergo an ownership change in the year 2000, and may undergo additional ownership changes in the future.


                    WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect our filings over the Internet at the SEC's Web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We hereby incorporate by reference the following documents that have been filed with the SEC: our Quarterly Report on Form 10-Q for the three months ended March 31, 2002, our Annual Report on Form 10-K for the year ended December 31, 2001, our Definitive Proxy Statement on
Schedule 14A, dated April 22, 2002; our Current Reports on Form 8-K dated February 8, 2002, March 26, 2002 and May 7, 2002; and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling security holder sells all of the common stock described herein.

         You may request a copy of any document incorporated by reference herein at no cost to you, by writing or telephoning the office of Kevin Kuryla, RCN Corporation, 105 Carnegie Center, Princeton, N.J. 08540-6215, telephone number (609) 734 -3700.


                 SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

         This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements only reflect our predictions and are subject to risks, uncertainties, and assumptions about our business. Actual events or results may differ substantially. Important factors that could cause actual results to be materially different from anticipated results and expectations expressed in any forward-looking statements made by or on behalf of us include, but are not limited to, our failure to:

          o achieve and sustain profitability based on the implementation of our broadband network;
          o  obtain adequate financing;
          o  overcome significant operating losses;
          o produce sufficient cash flow to fund our business and our anticipated growth;
          o  attract and retain qualified management and other personnel;
          o develop and implement effective business support systems for provisioning orders and billing customers;
          o  obtain and maintain regulatory approvals;
          o meet the terms and conditions of our franchise agreements and debt agreements, including the indentures relating to our bonds and our secured credit agreement;
          o achieve adequate customer penetration of our services to offset the fixed costs;
          o develop and successfully implement appropriate strategic alliances or relationships;
          o  obtain equipment, materials, inventory at competitive prices;
          o  obtain video programming at competitive rates;
          o  complete acquisitions or divestitures;
          o efficiently and effectively manage changes in technology, regulatory or other developments in the industry, changes in the competitive climate in which we operate, and relationships with franchising authorities.

         We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this prospectus not to occur.


                              USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the selling stockholder.


                                 DIVIDENDS

         We anticipate that future revenues will be used principally to support operations and finance business growth. Accordingly, we do not intend to declare or pay cash dividends in the foreseeable future. Our board has the discretion to declare or pay any cash dividends in the future. Their decision to declare any dividends and the amount of any dividends will depend on a number of factors, including our financial condition, capital requirements, funds from operations, future business prospects and any other factor that they may deem relevant. We are a holding company and our ability to pay cash dividends is dependent on our ability to receive cash dividends, advances and other payments from our subsidiaries. Our credit agreement contains restrictions on our subsidiaries' ability to pay dividends. In addition, we have entered into indentures in connection with our debt securities which also restrict our and certain of our subsidiaries' ability to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 10-K for the year ended December 31, 2001.


                        DESCRIPTION OF CAPITAL STOCK

         The following summary description of our capital stock is based on the provisions of our amended and restated certificate of incorporation and certificates of designation, our by-laws and the applicable provisions of Delaware law. For information on how to obtain copies of our certificate of incorporation, certificates of designation and by-laws, see "Where You Can Find More Information."

         Our authorized capital stock consists of:

        o         300,000,000 shares of common stock,
        o         400,000,000 shares of class B non-voting common stock, and
        o         25,000,000 shares of Preferred Stock.

         As of March 31, 2002, 102,017,616 shares of common stock and no shares of class B common stock were issued and outstanding.

RCN Common Stock

         Dividend Rights. Our board may declare dividends to be paid to the holders of shares of common stock, subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends.

         Conversion Rights. Each holder of shares of common stock is entitled to convert, at his or her option, each outstanding share of common stock into one fully paid and nonassessable share of our class B common stock.

         Voting Rights. Each holder of a share of common stock is entitled to vote on each matter on which the stockholders of RCN will be entitled to vote and each holder is entitled to one vote for each share of common stock held. The affirmative vote of a majority of the shares of capital stock present, in person or by proxy, at a meeting of stockholders and entitled to vote on the subject matter will be the act of the stockholders. Except as otherwise required by law, holders of class B common stock will have no voting rights.

         Classification of the Board. Our board is divided into three classes, designated Class I, Class II and Class III. Each class generally consists of one third of the total number of directors constituting the entire board.

         Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of RCN, holders of common stock will be entitled to share ratably according to the shares held by them in all assets of RCN available for distribution to its stockholders, subject to the prior rights of holders of all classes of capital stock outstanding having prior rights with respect to the assets of RCN. Our common stock is admitted for trading on the Nasdaq National Market under the symbol "RCNC."

RCN Class B Common Stock

The Class B common stock is virtually identical to the Common Stock except that:

          o  the Class B common stock is generally non-voting,

          o the common stock is convertible at the option of the holder into Class B common stock and

          o in certain mergers, distributions and other transactions in which the holders of common stock are entitled to receive equity interests of one or more corporations (including RCN), the equity interests distributed to holders of common stock and the Class B common stock may have rights and privileges that are substantially equivalent to the current rights and privileges of the common stock and the Class B common stock, respectively.

RCN Preferred Stock

         Our certificate of incorporation gives our board the power to authorize by resolution the issuance of one or more classes or series of preferred stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, in regard to each class or series of preferred stock. As of the date of this prospectus, the board has authorized the issuance of 25,000,000 shares of preferred stock of which 708,000 are designated as Series A preferred stock and 2,681,931 are designated as Series B preferred stock. The board has not provided for the issuance of any other class or series of preferred stock and there are no agreements or understandings for the issuance of any other class or series of preferred stock. Because of its broad discretion with respect to the creation and issuance of preferred stock without stockholder approval, the board could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of RCN.

         Our board may issue authorized shares of preferred stock, as well as authorized but unissued shares of common stock, without further stockholder action, unless stockholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our capital stock may be listed or quoted.

         Any shares of preferred stock that are issued will have priority over the common stock with respect to dividend or liquidation rights or both.

         Series A Preferred Stock

         Our board has designated 708,000 shares of preferred stock as series A preferred stock. As of March 31, 2002, we had 307,506 shares issued and outstanding.

         Liquidation Preference.  $1,000.00 per share.

         Dividend Rights. Dividends on the series A preferred stock are cumulative and accrue at 7% per annum on the liquidation preference per share, and an additional amount of 7% of the dividends and other amounts which become payable in respect of the series A preferred stock but which have not been paid. Accrued dividends may be paid at the election of RCN in cash or shares of series A preferred stock, or any combination thereof.

         Rank. The series A preferred stock ranks, with respect to dividend rights and rights on liquidation, winding-up and dissolution, senior to all other classes or series of our capital stock, excluding the series B preferred stock, with which it ranks equally.

         Conversion Rights. Each holder of series A preferred stock has the right, at such holder's option, to convert any or all outstanding shares of series A preferred stock into shares of common stock at a predetermined conversion ratio. The conversion ratio is subject to a proportional adjustment for stock splits, stock dividends, mergers, consolidations, reclassifications and the grant of warrants or options.

         Redemption Rights. The series A preferred stock is not redeemable prior to March 31, 2003. On or after that date, we may, to the extent that we have funds available for payment, redeem the series A preferred stock at any time in whole or in part, at a redemption price per share equal to the liquidation preference plus all accrued and unpaid amounts and dividends payable thereon. If we have funds available for payment on March 31, 2014, we must redeem all outstanding series A preferred stock, if any, at a redemption price per share in cash equal to the liquidation preference, plus accrued and unpaid amounts and dividends.

         Change of Control. Upon the occurrence of a change of control, we must make an offer to each holder of series A preferred stock to repurchase all of the shares, or a portion of the shares as may be determined by the holder, at a price per share in cash equal to the liquidation preference plus the accrued and unpaid amounts and dividends payable thereon.

         Voting Rights. The holders of shares of series A preferred stock are not entitled to any voting rights except if RCN fails to pay six quarterly dividends or if RCN fails to comply with certain other of its obligations under the series A preferred stock, in which case the holders of the series A preferred stock are entitled to elect an additional director to serve on the board of directors of RCN. Once RCN complies with its obligations, the term of the director so elected will terminate and the holders of the series A preferred stock will not be entitled to any other voting rights except in the following cases in which the consent of a majority of the holders of the series A preferred stock is required:

          o any amendment or other alteration of RCN's charter that would adversely effect the rights and preferences of the series A preferred stock;

          o the creation or issuance of any security ranking senior to the series A preferred stock; and

          o any change of control or disposition of substantially all of RCN's assets.

Additionally, any alteration of RCN's charter that changes any dividend payable on or the liquidation preference of the series A preferred stock requires the consent of the holders of two-thirds of the outstanding shares of series A preferred stock.


Series B Preferred Stock

         Our board has designated 2,681,931 shares of preferred stock as series B preferred stock. As of March 31, 2002, we had 1,907,451 shares issued and outstanding.

         Liquidation Preference.  $1,000.00 per share.

         Dividend Rights. Dividends on the series B preferred stock are cumulative and accrue at 7% per annum on the liquidation preference per share. The dividends are payable in additional shares of series B preferred stock.

         Rank. The series B preferred stock ranks, with respect to dividend rights and rights on liquidation, winding-up and dissolution, senior to all other classes or series of our capital stock, excluding the series A preferred stock, with which it ranks equally.

         Conversion Rights. Each holder of series B preferred stock has the right, at such holder's option, to convert any or all outstanding shares of series B preferred stock into common stock or class B common stock. We may require a holder to convert any or all shares of series B preferred stock into common stock or class B common stock during the period from the 42 month anniversary of the first date of issue of the series B preferred stock and the seventh anniversary of that issue date, provided the 20 day average trading price of our common stock at the time is at least 110% of the adjusted conversion price at the time. Any outstanding shares of series B preferred stock on the seventh anniversary of the issue date will be automatically convertible into shares of common stock or class B common stock. The conversion price is $62 per share and is subject to adjustment for stock splits, stock dividends, mergers, consolidations, and reclassifications, or if the price of shares of common stock is less than the 20 day average trading price of the common stock at the time.

         Redemption Rights. The series B preferred stock is not redeemable prior to the 42 month anniversary of its issuance. On or after that date, we may, to the extent that it has funds available for payment, redeem the series B preferred stock at any time in whole or in part, at a redemption price per share equal to the liquidation preference plus all accrued and unpaid dividends thereon.

         Change of Control. Upon the occurrence of a change of control, we must make an offer to each holder of series B preferred stock to repurchase all of the shares, or a portion of the shares, as determined by the date of the change of control, at either a price of 110% of the value of such preferred stock (and all accrued and unpaid dividends) on an as converted basis or at a price per share equal to the liquidation preference plus the accrued and unpaid amounts and dividends payable thereon, depending on the timing of the change of control,.

         Voting Rights. The holders of shares of series B preferred stock are entitled to vote with the holders of common stock and are entitled to the number of votes to which shares of the common stock issuable upon conversion of the series B preferred stock would be entitled.

         Additionally, if RCN fails to pay six quarterly dividends or if RCN fails to comply with certain other of its obligations under the series B preferred stock, the holders of the series B preferred stock are entitled to elect an additional director to serve on the board of directors of RCN. Once RCN complies with its obligations, the term of the director so elected will terminate and the holders of the series B preferred stock will not be entitled to any other voting rights except in the following cases in which the consent of a majority of the holders of the series B preferred stock is required:

          o any amendment or other alteration of RCN's charter that would adversely effect the rights and preferences of the series B preferred stock;

          o the creation or issuance of any security ranking senior to the series B preferred stock;

          o any change of control or disposition of substantially all of RCN's assets.

Any alteration of RCN's charter that changes any dividend payable on or the liquidation preference of the series B preferred stock requires the consent of the holders of two-thirds of the outstanding shares of series B preferred stock.


Delaware Takeover Statute

         We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date that the stockholder became an interested stockholder, unless:

         (a) before such date either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation,

         (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding, shares owned by

                  (1) persons who are both directors and officers and

                  (2) employee stock plans in certain circumstances), or

         (c) on or after such date the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

         A "business combination" includes a merger, consolidation, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

         The restrictions imposed by Section 203 will not apply to a corporation if, among other things:

         (a) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 or

         (b) 12 months have passed after the corporation, by action of its stockholders holding a majority of the outstanding stock, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203.

         The restrictions imposed by Section 203 will apply to us since we have not elected not to be governed by that section.


Liability and Indemnification of Directors and Officers

         Certain provisions of Delaware Law and the certificate of incorporation and the by-laws relate to the limitation of liability and indemnification of our directors and officers, as described below.

         Our certificate of incorporation provides that our directors are not personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as a director to the fullest extent permitted by Delaware law. Under Delaware law, directors would not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as a director, except for

         (a) any breach of the director's duty of loyalty to us or our stockholders,

         (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law,

         (c) any transaction from which the director derived improper personal benefit or

         (d) the unlawful payment of dividends or unlawful stock repurchases or redemptions.

         This exculpation provision may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or us from bringing a lawsuit against our directors for breach of their fiduciary duties as directors. However, the provision does not affect equitable remedies such as an injunction or rescission from being available.

         We will indemnify and hold harmless to the fullest extent permitted by Delaware law each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding. These include civil, criminal, administrative or investigative proceedings, if that person is or was a director or officer of RCN or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. We will also pay the expenses incurred in connection with these proceedings before final disposition to the fullest extent authorized by Delaware law. This right to indemnification is a contract right. By action of our board, we provide indemnification to our employees and agents to the extent our board determines to be appropriate and authorized by Delaware law.

         We purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of RCN, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status, whether or not we would have the power or the obligation to indemnify him or her against the liability under the certificate of incorporation.


                            SELLING STOCKHOLDER

         As of March 23, 2002, NSTAR Communications Securities Company ("NCSC"), beneficially owned 4,097,193 shares of our common stock. NCSC is a wholly-owned subsidiary of NSTAR Communications, Inc. ("NSTAR Communications"). NSTAR Communications (formerly known as BecoCom, Inc.) received the 4,097,193 shares of our stock in exchange for a portion of the equity interest it held in RCN BECOCOM, LLC, the joint venture entity it owned with RCN, pursuant to an exchange agreement with RCN. NSTAR Communications intends to convert its entire remaining equity interest in RCN BECOCOM, LLC, into 7,500,000 shares of our common stock pursuant to such exchange agreement and expects to transfer the shares to NCSC. Because NCSC may sell all or some of the 7,500,000 shares, no estimate can be given as to the number of shares of our common stock that will be held by NCSC after completion of any offering. NCSC does not, as of May 28, 2002, own any other equity securities of RCN. Thomas May, Chairman, President and Chief Executive Officer of NSTAR, was appointed as a director of RCN in September 1997. NSTAR is the parent company of NSTAR Communications and NCSC.


                            PLAN OF DISTRIBUTION

         Any distribution hereunder of the shares by the selling stockholder may be effected from time to time in one or more of the following transactions: (a) through brokers, acting as principal or agent, in transactions (which may involve block transactions) in The Nasdaq National Market or otherwise, in special offerings, in the over-the-counter market, or otherwise, at market prices obtainable at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, (b) to underwriters who will acquire the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time), (c) directly or through brokers or agents in private sales at negotiated prices, (d) to lenders pledged as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder, (e) through non-traded or exchange traded put or call options transactions relating to the shares, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options, (f) through short sales of shares or (g) by any other legally available means. Also, offers to purchase shares may be solicited by agents designated by the selling stockholder from time to time. Underwriters or other agents participating in an offering made pursuant to this prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions under the Securities Act, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees. The selling stockholder may effect sales of shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling stockholder also may resell all or a portion of its shares in open market transactions in reliance on Rule 144 under the Securities Act, provided such sales meet the criteria and conform to the requirements of that Rule.

         At the time a particular offering of any shares is made hereunder, to the extent required by law, a prospectus supplement will be distributed which will set forth the amount of shares being offered and any other required terms of the offering.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold hereunder in such jurisdictions only through registered or licensed brokers or dealers.


                               LEGAL MATTERS

         The validity of our common stock in respect of which this prospectus is being delivered is being passed on for us by John J. Jones, Executive Vice President and General Counsel of RCN. Mr. Jones owns common stock of RCN and options to purchase common stock of RCN.


                                  EXPERTS

         The financial statements incorporated in this Prospectus by reference to the RCN Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.
This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------


                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the securities being registered hereby. All amounts are estimates except the registration fee.


                                                               Amount to
                                                                be paid
                                                         ----------------------
Registration fee.......................................               $1,200.60
Printing...............................................                  $1,000
Legal fees and expenses................................                 $50,000
Accounting fees and expenses...........................                  $5,000
Miscellaneous..........................................                  $9,000
                                                         ----------------------
TOTAL..................................................  $               66,201
                                                         ======================


Item 15.  Indemnification of Directors and Officers

         Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

         Section 145 of the Delaware General Corporation Law empowers RCN to indemnify, subject to the standards set forth therein, any person in connection with any action, suit or proceeding brought before or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The Delaware General Corporation Law also provides that RCN may purchase insurance on behalf of any such director, officer, employee or agent.

         RCN's Amended and Restated Articles of Incorporation provides in effect for the elimination of the personal liability of RCN directors for breaches of fiduciary duty and for the indemnification by RCN of each director and officer of RCN, in each case, to the fullest extent permitted by applicable law.

         RCN purchases and maintains insurance on behalf of any person who is or was a director, officer, employee or agent of RCN, or is or was serving at the request of RCN as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not RCN would have the power or the obligation to indemnify him or her against such liability under the provisions of the RCN Certificate of Incorporation.

Item 16.  Exhibits and Financial Statement Schedules

         (a)  Exhibits


Exhibit No.                                  Document
-----------                                  --------

       3.1 Form of Amended and Restated Articles of Incorporation of the Registrant are incorporated herein by reference to
                  Exhibit 3.1 to RCN's Amendment No. 2 to Form 10/A filed September 5, 1997 (Commission File No. 0-22825)
       3.2 Certificate of Amendment to the amended and restated Articles of Incorporation Certificate of Amendment to the amended and restated of the Registrant are incorporated herein by reference to Exhibit 3.1 to RCN's Registration Statement on Form S-1 filed on August 11, 1998. (Commission File No. 333-61223)
       3.3 Certificate of Amendment to the amended and restated Certificate of Incorporation of the Registrant (incorporated by reference herein to Exhibit 3.01 to RCN's Current Report on Form 8-K dated May 22, 2001) (Commission File No. 0-22825)
       3.4 Certificate of Designations, Preferences and Rights of Series A 7% Senior Convertible Preferred Stock dated April 7, 1999 (incorporated herein by reference to Exhibit 3.1 to RCN's Registration Statement on Form S-3 (filed February 1, 1999) (Commission File No. 333-71525))
       3.5 Certificate of Designations, Preferences, and Rights of Series B 7% Senior Convertible Preferred Stock (incorporated by reference to Exhibit A of Exhibit 10.01 to RCN's current report on Form 8-K (filed October 1,1999) (Commission File No. 0-22825))
       3.6 Form of Amended and Restated Bylaws of the Registrant are incorporated herein by reference to Exhibit 3.2 to RCN's Amendment No. 2 to Form 10/A filed September 5, 1997 (Commission File No. 0-22825)
       3.7 Amended and Restated By Laws of the Registrant, as adopted by RCN's Board of Directors on December 4, 2001 is incorporated herein by reference to Exhibit 3.7 to RCN's Annual Report on Form 10-K for the year ended December 31, 2001 (Commission File No. 0-22825)
       5.1        Opinion of John J. Jones, Esq.
       8.1        Consent of John J. Jones, Esq. (Included in Exhibit 5.1)
      23.1        Consent of PricewaterhouseCoopers LLP with respect to RCN
                  Corporation
      24.1 Power of Attorney (included on the signature page of the Registration Statement)


Item 17.  Undertakings

      (a)     The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events
              arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) to include any material information with respect to
              the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              provided, however, that the undertakings set forth in paragraph (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby understands that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on May 28, 2002.

                                   RCN CORPORATION


                                   By:  /s/  Timothy J. Stoklosa
                                        ----------------------------------------
                                        Name:    Timothy J. Stoklosa
                                        Title:   Executive Vice President and
                                                 Chief Financial Officer


                             POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints David C. McCourt, Timothy
J. Stoklosa and John J. Jones and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                                          Title                                           Date

                                                   Director, Chairman and                          May 28, 2002
/s/  David C. McCourt                              Chief Executive Officer
--------------------------------------------------
David C. McCourt
                                                   Director and President                          May 28, 2002
/s/  Michael A. Adams
--------------------------------------------------
Michael A. Adams
                                                   Director, Executive Vice President              May 28, 2002
/s/ Timothy J. Stoklosa                            and Chief Financial Officer
--------------------------------------------------
Timothy J. Stoklosa

/s/  James Q. Crowe                                Director                                        May 28, 2002
--------------------------------------------------
James Q. Crowe

/s/ Alfred Fasola                                  Director                                        May 28, 2002
--------------------------------------------------
Alfred Fasola

/s/  Stuart E. Graham                              Director                                        May 28, 2002
--------------------------------------------------
Stuart E. Graham

/s/  Richard R. Jaros                              Director                                        May 28, 2002
--------------------------------------------------
Richard R. Jaros

/s/ Peter S. Brodsky                               Director                                        May 28, 2002
--------------------------------------------------
Peter S. Brodsky

/s/  Thomas May                                    Director                                        May 28, 2002
--------------------------------------------------
Thomas May

/s/  Thomas P. O'Neill, III                        Director                                        May 28, 2002
--------------------------------------------------
Thomas P. O'Neill, III

/s/  Eugene Roth                                   Director                                        May 28, 2002
--------------------------------------------------
Eugene Roth

/s/  Walter Scott, Jr.                             Director                                        May 28, 2002
--------------------------------------------------
Walter Scott, Jr.

/s/  William D. Savoy                              Director                                        May 28, 2002
--------------------------------------------------
William D. Savoy

/s/  Edward S. Harris                              Director                                        May 28, 2002
--------------------------------------------------
Edward S. Harris

/s/  Michael B. Yanney                             Director                                        May 28, 2002
--------------------------------------------------
Michael B. Yanney



                               EXHIBIT INDEX


Exhibit No.                           Document
-----------                           --------

       3.1 Form of Amended and Restated Articles of Incorporation of the Registrant are incorporated herein by reference to
                  Exhibit 3.1 to RCN's Amendment No. 2 to Form 10/A filed September 5, 1997 (Commission File No. 0-22825)
       3.2        Certificate of Amendment to the amended and restated
                  Articles of Incorporation Certificate of Amendment to the amended and restated of the Registrant are incorporated herein by reference to Exhibit 3.1 to RCN's Registration Statement on Form S-1 filed on August 11, 1998.
                  (Commission File No. 333-61223)
       3.3 Certificate of Amendment to the amended and restated Certificate of Incorporation of the Registrant
                  (incorporated by reference herein to Exhibit 3.01 to RCN's Current Report on Form 8-K dated May 22, 2001) (Commission File No. 0-22825)
       3.4        Certificate of Designations, Preferences and Rights of
                  Series A 7% Senior Convertible Preferred Stock dated
                  April 7, 1999 (incorporated herein by reference to Exhibit 3.1 to RCN's Registration Statement on Form S-3 (filed February 1, 1999) (Commission File No. 333-71525))
       3.5 Certificate of Designations, Preferences, and Rights of Series B 7% Senior Convertible Preferred Stock
                  (incorporated by reference to Exhibit A of Exhibit 10.01 to RCN's current report on Form 8-K (filed October
                  1,1999) (Commission File No. 0-22825))
       3.6 Form of Amended and Restated Bylaws of the Registrant are incorporated herein by reference to Exhibit 3.2 to RCN's Amendment No. 2 to Form 10/A filed September 5, 1997 (Commission File No. 0-22825)
       3.7 Amended and Restated By Laws of the Registrant, as adopted by RCN's Board of Directors on December 4, 2001 is incorporated herein by reference to Exhibit 3.7 to RCN's Annual Report on Form 10-K for the year ended December 31, 2001
                  (Commission File No. 0-22825)
       5.1        Opinion of John J. Jones, Esq.
       8.1        Consent of John J. Jones, Esq. (Included in Exhibit 5.1)
      23.1 Consent of PricewaterhouseCoopers LLP with respect to RCN Corporation
      24.1 Power of Attorney (included on the signature page of the Registration Statement)


                                                                EXHIBIT 5.1

                              RCN Corporation
                            105 Carnegie Center
                          Princeton, NJ 08540-6215



                                                                   May 28, 2002


RCN Corporation
105 Carnegie Center
Princeton, NJ  08540-6215

Ladies and Gentlemen:

              I am Executive Vice President and General Counsel of RCN Corporation, a Delaware corporation (the "Company").

              This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

              In connection with this opinion, I or attorneys under my supervision have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement on Form S-3 to which this opinion relates (the "Registration Statement") as filed with the Securities and Exchange Commission (the "Commission") under the Act. The Registration Statement relates to the issuance and sale from time to time, pursuant to rule 415 of the General Rules and Regulations promulgated under the Act, of 7,500,000 shares of common stock, $1.00 par value per share, of the Company (the "Selling Securityholder Stock"), deliverable upon the conversion of the limited liability company interest held by the Selling Securityholder (identified in the Registration Statement) in RCN BECOCOM, LLC.

              In connection with this opinion, I or attorneys under my supervision have also examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Certificate of Incorporation of the Company, as currently in effect; (ii) the By-laws of the Company, as currently in effect; (iii) the exchange agreement between the Company and an affiliate of the Selling Securityholder (the "Exchange Agreement") and
(iv) certain resolutions of the Board of Directors of the Company relating to the registration of the Selling Securityholder Stock. I or attorneys under my supervision have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

              In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which I did not independently establish or verify, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

              I am admitted to the bar in the State of New York, and I do not express any opinion as to the laws of any other jurisdiction other than the laws of the United States of America to the extent referred to specifically herein.

              The Selling Stockholder Stock has been duly authorized by the Company and when issued by the Company upon the conversion of the LLC Interest in accordance with the terms of the Exchange Agreement, the Selling Stockholder Stock will have been validly issued, fully paid and non-assessable.

              I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the use of my name under the caption "Legal Matters" in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                                 Very truly yours,

                                                 /s/ John J. Jones



                                                               Exhibit 23.1

                     CONSENT OF INDEPENDENT ACCOUNTANTS

       We hereby consent to the incorporation by reference in this Registration Statement of RCN Corporation on Form S-3 of our report dated March 1, 2002, except for Notes 13 and 20 as to which the date is March 25, 2002, relating to the consolidated financial statements and financial statement schedules, which appears in the RCN Corporation Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

May 28, 2002